Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Maxar Technologies Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-219296, 333-220853, 333-224934, 333-231296 and 001-38228) on Form S-8 of Maxar Technologies Inc. of our report dated March 1, 2019, except for note 4, as to which the date is March 2, 2020, with respect to the consolidated statements of operations, comprehensive income (loss), cash flows, and changes in stockholders’ equity of Maxar Technologies Inc. and subsidiaries for the year ended December 31, 2017, and the related notes, which report appears in the December 31, 2019 annual report on Form 10-K of Maxar Technologies Inc.

/s/ KPMG LLP

Chartered Professional Accountants

March 2, 2020

Vancouver, Canada